Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires Ohio Assisted Living and Memory Care Community for $18.1 Million

MURFREESBORO, Tenn. -- (November 3, 2014) - National Health Investors (NYSE: NHI) announced today its NHI - Bickford Senior Living joint venture acquired a 101-unit assisted living and memory care community in Middleton, Ohio for $18.1 million.

The transaction consists of $8.55 million in cash and the assumption of $9.55 million HUD-secured debt with an interest rate of 2.9% inclusive of the mortgage insurance premium. The facility will be leased to the joint venture under terms structured to comply with RIDEA provisions. The community was valued at an 8.7% capitalization rate on its trailing net operating income performance.

Built in 2010, the community is 91% occupied, primarily private-pay backed and generates approximately $3,500 revenue per unit per month. Operations will be managed by Bickford Senior Living. This acquisition expands the NHI-Bickford Senior Living joint venture to 31 communities in six states.

The purchase was funded with borrowings on NHI’s revolving credit facility.

About NHI
National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust (REIT) specializing in financing healthcare real estate by sale-leaseback, joint-venture, mortgages and mezzanine financing. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. NHI was incorporated and publicly listed in 1991. For more information, visit www.nhireit.com.

About Bickford Senior Living
Bickford Senior Living, founded in 1991, is headquartered in Olathe, Kansas and operates 50 assisted living, memory care and independent living facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Georgia, Nebraska and Michigan and has experience in constructing over 150 of these types of facilities for various owners.